                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                     ------------------------------------------

                           UNITED AUTO GROUP, INC.
               (Name of Registrant as Specified In Its Charter)

                     ------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(I) and
        0-11.

        1) Title of each class of securities to which transaction applies:

           ---------------------------------------------

        2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------

        4) Proposed maximum aggregate value of transaction:

           ---------------------------------------------

        5) Total fee paid:

           ---------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

     ---------------------------------------------

  2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------

  3) Filing Party:

     ---------------------------------------------

  4) Date Filed:

     ---------------------------------------------

                           UNITED AUTO GROUP, INC.

                              ------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 17, 1997

                              ------------------


   The Annual Meeting of Stockholders of United Auto Group, Inc., a Delaware corporation (the "Company"), will be held at the Hotel Inter-Continental, 111 East 48th Street, Astor Room, New York, New York, on Thursday, April 17, 1997, at 9:30 a.m., local time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement:

   (a) To elect two Class I directors to serve until the 2000 annual meeting of stockholders or until their respective successors are duly elected and qualified;

   (b) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31, 1997; and

   (c) To transact such other business may properly come before the meeting or any adjournment or postponement thereof.

   Holders of Voting Common Stock of record at the close of business on March 17, 1997 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of the Company as of the Record Date will be available for inspection during business hours through April 16, 1997, at the Company's offices, 375 Park Avenue, New York, New York, and will also be available for inspection at the Annual Meeting.

   STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF PROXY CARDS WILL ENSURE A QUORUM. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE ANNUAL MEETING.

                                        By Order of the Board of Directors,

                                        /s/ Philip N. Smith, Jr.


                                        Philip N. Smith, Jr.
                                        Secretary

                              United Auto Group, Inc.
                               375 Park Avenue
                           New York, New York 10152

                               ---------------
                               PROXY STATEMENT
                               ---------------

                        ANNUAL MEETING OF STOCKHOLDERS

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Auto Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, April 17, 1997, at 9:30 a.m., local time, at the Hotel Inter-Continental, 111 East 48th Street, Astor Room, New York, New York, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about March 19, 1997.

   Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting United Auto Group, Inc., Investor Relations, 375 Park Avenue, New York, New York 10152, (212) 230-0400. To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by April 7, 1997.

RECORD DATE AND VOTING SECURITIES

   Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

   Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so.

   Under Delaware law and the Company's Bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked "abstain" will be included in determining a quorum. On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from such customers have discretion to vote such shares. Since all of the matters to be voted upon at the Annual Meeting are routine, the presence of such shares will be included in determining a quorum.

   Under Delaware law and the Company's Bylaws, proposals must be approved by the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions have the same effect as votes "against" a proposal, whereas instructions to withhold voting on the election of any nominee for director have no effect on the outcome of the vote.

   The Board of Directors has fixed the close of business on March 17, 1997 as the record date (the "Record Date") for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 16,700,640 shares of voting common stock, par value $0.0001 per share (the "Common Stock"), excluding treasury shares. The holders of Common Stock are entitled to one vote for each share held on the Record Date.

                  THE BOARD OF DIRECTORS AND ITS COMMITTEES

   The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held five meetings during the year ended December 31, 1996 ("Fiscal 1996"). No director attended less than 75% of the board and committee meetings scheduled during Fiscal 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Company does not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

   Executive Committee. In Fiscal 1996, the Executive Committee was comprised of Marshall S. Cogan, who served as its Chairman, Carl Spielvogel, Michael R. Eisenson and John J. Hannan. The Executive Committee's primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company's Certificate of Incorporation or Bylaws. It held no meetings in Fiscal 1996.

   Audit Committee. In Fiscal 1996, the Audit Committee was comprised of Richard Sinkfield, who served as its Chairman, John J. Hannon and Jules B. Kroll. It is responsible for overseeing the Company's financial reporting process. The Audit Committee consults with management and the Company's independent accountants during the year on matters related to the annual audit, internal controls, the published financial statements and the accounting principles and auditing procedures being applied. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company's independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants. It held no meetings in Fiscal 1996.

   Compensation Committee. In Fiscal 1996, the Compensation Committee was comprised of Marshall S. Cogan, who served as its Chairman, Michael R. Eisenson, John J. Hannan and Robert H. Nelson. The Compensation Committee has the authority to determine all matters relating to the compensation of the Company's executive officers and management employees. It held no meetings during Fiscal 1996.

   Stock Option Committee. In Fiscal 1996, the Stock Option Committee was comprised of Michael R. Eisenson, who served as its Chairman, and John J. Hannan, each of whom is a non-employee director. The Stock Option Committee administers and makes awards under the Company's Stock Option Plan. It held one meeting during Fiscal 1996.

COMPENSATION OF DIRECTORS

   The Company has adopted a compensation plan (the "Non-Employee Director Compensation Plan") to provide compensation to the directors of the Company who are not paid employees of the Company (the "Outside Directors"). Pursuant to the Non-Employee Director Compensation Plan, each Outside Director receives an annual retainer of $15,000, a $1,000 fee for each meeting of the Board of Directors attended in person, $750 for each meeting of a committee of the Board of Directors attended in person and $500 for each such meeting participated in by telephone. Effective January 1, 1997, such fees will be payable at the option of each Outside Director in cash or in Common Stock at the current market price. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In Fiscal 1996, there were five Outside Directors of the Company and three employee directors. In accordance with the internal policies of their employers, certain directors assign their director compensation to the organizations that employ them. Directors who are also employees of the Company or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee is comprised entirely of Outside Directors. The Commission requires issuers to disclose the existence of any other corporation in which both (i) an executive officer of the Company serves on the board of directors and/or compensation committee and (ii) a director of the Company serves as an executive officer. During Fiscal 1996, Marshall S. Cogan, Chairman of the

Company's Compensation Committee, also served as Chairman of the Board and Chief Executive Officer of Foamex International Inc., on whose compensation committee Carl Spielvogel, the Company's Chief Executive Officer, then served.

                            ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class I directors expires at the Annual Meeting. At the Annual Meeting, the stockholders will elect two Class I directors to hold office, subject to the provisions of the Company's Bylaws, until the Annual Meeting of Stockholders in 2000 and until their respective successors shall have been duly elected and qualified.

   Carl Spielvogel, the Company's Chairman of the Board and Chief Executive Officer, has announced his resignation from the Company, effective as of the Annual Meeting. He is to be succeeded by Marshall S. Cogan, the Company's founder and Chairman of its Executive Committee. As of such resignation, the size of the Company's Board of Directors will be reduced from eight to seven directors.

   Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote FOR the election of the two Class I director nominees named below. The Board of Directors believes that both of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees.

   The nominees for election as Class I directors to serve until the Annual Meeting of Stockholders in 2000 and the Class II and Class III directors, whose terms of office continue until the Annual Meeting of Stockholders in 1998 and 1999, respectively, together with certain information about them, are set forth below:

CLASS I DIRECTORS
-----------------
MARSHALL S. COGAN                 Marshall S. Cogan, 59, has served as a director of the Company
  Chairman of the Board and       since December 1990. Since 1974, Mr. Cogan has been the
  Chief Executive Officer of      principal stockholder, Chairman or Co-Chairman of the Board of
  Trace International Holdings,   Directors and Chief Executive Officer or Co-Chief Executive
  Inc.                            Officer of Trace International Holdings, Inc. Trace International
                                  Holdings, Inc. has acquired many companies in various
                                  consolidating industries and conceived the concept for the
                                  Company, which it founded in December 1990. He has been the
                                  Chairman of the Board of Directors and Chairman of the Executive
                                  Committee of Foamex International Inc. and its predecessor company since September 1993 and Chief Executive Officer since
                                  January 1994. He has also been a director of Recticel s.a. since
                                  February 1993. Mr. Cogan served as Chairman and a director of other companies formerly owned by Trace International Holdings,
                                  Inc., including General Felt Industries, Inc., Knoll International,
                                  Inc. and Sheller-Globe Corporation. Prior to forming Trace
                                  International Holdings, Inc., he was a senior partner at Cogan,
                                  Berlind, Weill & Levitt and subsequently CBWL-Hayden Stone,
                                  Inc., both predecessor companies to Lehman Brothers Inc.
                                  Additionally, Mr. Cogan serves on the Board of Trustees of The
                                  Museum of Modern Art, the Boston Latin School and New York
                                  University Medical Center and the Board of Directors of the
                                  American Friends of the Israel Museum. He also serves on several committees of Harvard University.





                                3


JOHN M. SALLAY                    John M. Sallay, 41, has served as a director of the Company since
  Managing Director of Harvard    December 1993. He is a Managing Director of Harvard Private
  Private Capital Group, Inc.     Capital Group, Inc., which he joined in 1990. Mr. Sallay is also a director of E-Z Serve Corporation.

CLASS II DIRECTORS
------------------

JULES B. KROLL                    Jules B. Kroll, 55, has served as a director of the Company since
  Chairman of Kroll Associates    December 1993. He founded Kroll Associates, an international corporate investigation and consulting firm, in 1972 and is presently its Chairman. Mr. Kroll is also a director of Presidential Life
                                  Corporation.

ROBERT H. NELSON                  Robert H. Nelson, 51, has served as a director of the Company
  Executive Vice President and    since January 1996 and as Executive Vice President and Chief
  Chief Financial Officer of the  Financial Officer of the Company since January 1997. He has also
  Company and Senior Vice         served as Vice Chairman of Atlantic Auto Finance Corporation
  President, Chief Financial      since March 1996, Chief Financial Officer and Treasurer of Trace
  Officer, Chief Operating        International Holdings, Inc. since 1987 and Senior Vice President,
  Officer and Treasurer of Trace  Chief Operating Officer and a director of Trace International
  International Holdings, Inc.    Holdings, Inc. since 1994.

RICHARD SINKFIELD                 Richard Sinkfield, 54, has served as a director of the Company
  Senior Partner with the law     since December 1993. He is a Senior Partner with the law firm of
  firm of Rogers & Hardin         Rogers & Hardin in Atlanta, Georgia, which he joined in 1976. Mr.
                                  Sinkfield is also a director of Weyerhaeuser Company.

CLASS III DIRECTORS
-------------------

MICHAEL R. EISENSON               Michael R. Eisenson, 40, has served as a director of the Company
  President and Chief Executive   since December 1993. He is the President and Chief Executive
  Officer of Harvard Private      Officer of Harvard Private Capital Group, Inc., which he joined in
  Capital Group, Inc.             1986. Harvard Private Capital Group, Inc. manages the private equity and real estate portfolios of the Harvard University endowment fund. Mr. Eisenson is also a director of Harken Energy
                                  Corporation, ImmunoGen, Inc., NHP Incorporated, Playtex
                                  Products, Inc. and Somatix Therapy Corporation.

JOHN J. HANNAN                    John J. Hannan, 43, ha served as a director of the Company since
  Principal of Apollo Advisors,   December 1993. Mr. Hannan is one of the founding principals of
  L.P. and of Apollo Real Estate  Apollo Advisors, L.P., which together with an affiliate has acted
  Advisors, L.P.                  since 1991 as managing general partner of Apollo Investment
                                  Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P.,
                                  private securities investment funds, and of Apollo Real Estate
                                  Advisors, L.P., which since 1993 has acted as managing general partner of the Apollo Advisors, L.P. real estate investment funds, and of Lion Advisors, L.P., which since 1991 has acted as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Hannan is also a director of Aris Industries, Inc., Converse, Inc., The Florsheim
                                  Shoe Company, Inc. and Furniture Brands International, Inc.


VOTE REQUIRED

   The affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of Class I directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED ABOVE.

                              EXECUTIVE OFFICERS

   Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of each executive officer of the Company as of February 28, 1997 is provided below (other than Mr. Nelson, whose biography is set forth above).

   George G. Lowrance, 52, served as Executive Vice President, Secretary and General Counsel of the Company from January 1993 to June 1996 and has served as Executive Vice President -- Development and Industry Relations since June 1996. Prior to joining the Company, Mr. Lowrance was the general manager of Ed Hicks Company, an automobile dealership group, which he joined in January 1991. Prior thereto, he was a dealer principal for 13 years, representing Pontiac, Chevrolet, Volvo, Nissan, Saab, Range Rover, Porsche, Audi, Volkswagen, Peugeot, Rolls Royce and Maserati. He also co-authored the current dealer agreements for Volkswagen and Porsche. Mr. Lowrance served as Chairman of the National Dealer Council for Audi from 1984 to 1987 and served in the same role for Porsche from 1987 to 1990.

   Philip N. Smith, Jr., 54, has served as Vice President, Secretary and General Counsel of the Company since June 1996. Mr. Smith has also served as Vice President or Senior Vice President and as General Counsel of Trace International Holdings, Inc. since January 1988 and as Vice President, Secretary and General Counsel of Foamex International Inc. since October 1993. Prior to joining such companies, he was the sole stockholder of a professional corporation that was a partner of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

   Robert W. Thompson, 45, has served as Vice President -- Finance of the Company since August 1994. Prior to joining the Company, Mr. Thompson was Vice President and Controller of Hanlin Group, Inc., where he worked for 11 years.

COMPENSATION

   The following Summary Compensation Table contains information concerning annual and long-term compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company who were serving as executive officers at the end of Fiscal 1996 (the "Named Executive Officers") for services rendered in all capacities during the fiscal years 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                  --------------
                                             ANNUAL COMPENSATION
                                            --------------------
                                                                     SECURITIES
NAME AND                                                             UNDERLYING
PRINCIPAL POSITION                    YEAR   SALARY($)  BONUS($)    OPTIONIS(#)
----------------------------------  ------  ---------  ---------  --------------
Carl Spielvogel (1)................   1996    750,000    375,000      500,000
 Chairman of the Board                1995    750,000    250,000           --
 and Chief Executive Officer          1994    155,946         --       70,017(2)
Arthur J. Rawl (3).................   1996    308,265     50,000       34,000
 Executive Vice President             1995    255,300     70,000           --
 and Chief Financial Officer          1994    160,000     60,000           --
George G. Lowrance.................   1996    251,846     57,880       34,000
 Executive Vice President--
 Development and Industry             1995    207,677     20,000           --
 Relations                            1994    172,244      5,000           --
Robert W. Thompson (4).............   1996    150,000     25,000        3,500
 Vice President--Finance              1995    107,600     10,000           --
                                      1994     42,619         --           --
Philip N. Smith, Jr.(5)............   1996    100,000     50,000       10,000
 Vice President, Secretary            1995         --         --           --
 and General Counsel                  1994         --         --           --

------------
(1)     Mr. Spielvogel's employment commenced on October 18, 1994.
(2) Represents the number of shares of Common Stock subject to options on October 18, 1994, the date of grant, which number was subject to increase from time to time to a total of 170,095 shares upon the issuance of shares under the Equity Facility (as defined herein). These options were canceled and replaced with new options on April 3, 1996.
(3) Mr. Rawl's employment commenced on May 1, 1994. He resigned from the Company in January 1997.
(4)     Mr. Thompson's employment commenced on August 1, 1994.
(5)     Mr. Smith's employment commenced on July 1, 1996.

CONSULTING AGREEMENT

   On March 7, 1997, the Company and Mr. Spielvogel entered into a Consulting Agreement, pursuant to which Mr. Spielvogel is to provide consulting services to the Company during the period beginning on April 17, 1997 and ending on December 31, 2000 in exchange for a monthly fee in the amount of $83,333, certain welfare benefits and an expense allowance. Pursuant to the Consulting Agreement, the Company agreed to grant to Mr. Spielvogel on April 17, 1997 an additional 100,000 stock options and accelerated the vesting schedule of his 500,000 existing stock options. Accordingly, all of his options will become fully vested and exercisable on April 17, 1997 and will terminate on April 17, 2001. The Consulting Agreement also contains customary covenants relating to non-competition and confidentiality.

STOCK OPTION PLAN

   The Company's Stock Option Plan (the "Stock Option Plan") has been adopted by the Board of Directors and the stockholders of the Company. The Stock Option Plan provides for the grant of non-qualified options and incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986; only non-qualified options have been granted to date. The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors. All full-time employees of the Company and its subsidiaries, as well as employees of its affiliates who perform services for the Company and its subsidiaries, are eligible to participate in the Stock Option Plan.

   The aggregate number of shares of Common Stock as to which stock options may be granted under the Stock Option Plan may not exceed 1,500,838, subject to adjustment as provided in the Stock Option Plan. As of December 31, 1996, options to purchase up to 673,000 shares had been granted under the Stock Option Plan, of which 626,500 were still outstanding.

   The following table sets forth information concerning individual grants of options to purchase Common Stock made to the Named Executive Officers during Fiscal 1996. No options were exercised by the Named Executive Officers during Fiscal 1996.

                             STOCK OPTION GRANTS

                                                                                  POTENTIAL REALIZABLE
                                                                                         VALUE
                                                                                AT ASSUMED ANNUAL RATES
                                                                                           OF
                                                                                STOCK PRICE APPRECIATION
                                                                                          FOR
                                                                                    OPTION TERM (1)
                                                                               ------------------------
                        NUMBER OF     PERCENT OF
                        SECURITIES      TOTAL
                        UNDERLYING     OPTIONS      EXERCISE OR
                         OPTIONS      GRANTED TO    BASE PRICE     EXPIRATION
NAME                     GRANTED      EMPLOYEES      ($/SHARE)        DATE         5%($)       10%($)
--------------------  ------------  ------------  -------------  ------------  -----------  -----------
                         400,000(2)      35.3%         10.00        10/18/04     2,067,595    5,027,210
Carl Spielvogel......    100,000(3)       8.8          30.00        10/22/06     1,855,239    4,701,540
Arthur J. Rawl.......     34,000(4)       3.0          10.00         4/23/06       213,824      541,872
George G. Lowrance ..     34,000(5)       3.0          10.00         4/23/06       213,824      541,872
Philip N. Smith,
 Jr..................     10,000(6)       0.9          10.00          7/2/06        62,889      159,374
Robert W. Thompson ..      3,500(7)       0.3          10.00         4/23/06        22,011       55,781

------------
(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The values in these columns assume that the fair market value on the date of grant of each option was equal to the exercise price thereof.
(2) Options were granted on April 3, 1996 in replacement of options granted on October 18, 1994 and were to vest and become exercisable in four equal annual installments beginning on October 18, 1995. See "--Consulting Agreement" for recent modification of terms.
(3) Options were granted on October 22, 1996 and were to vest and become exercisable in four equal annual installments beginning on October 22, 1997. See "--Consulting Agreement" for recent modification of terms.
(4) Options were granted on April 23, 1996 were to vest and become exercisable in five equal annual installments beginning on May 1, 1995. Upon Mr. Rawl's resignation from the Company in January 1997, such options became fully vested and exercisable.
(5) Options were granted on April 23, 1996 and vest and become exercisable in five equal annual installments beginning on December 29, 1994.
(6) Options were granted on July 2, 1996 and vest and become exercisable in five equal annual installments beginning on June 1, 1997.
(7) Options were granted on April 23, 1996 and vest and become exercisable in five equal annual installments beginning on August 1, 1995.

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act or 1934, as amended (the "Exchange Act"), that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee (the "Compensation Committee") and Stock Option Committee (the "Stock Option Committee") on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

     REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE
                          ON EXECUTIVE COMPENSATION

   The Compensation Committee's responsibilities include establishing the Company's policies governing the compensation of officers and other key executives of the Company. The Compensation Committee approves all elements of compensation for executive officers. The Stock Option Committee is responsible for the administration of the Stock Option Plan.

   EXECUTIVE COMPENSATION The Company's compensation program consists of base salary, annual incentive payments, stock options and employee benefits. The goal of the Company's compensation program is to motivate and reward its executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. The Company's executive compensation program is designed to align executive compensation practices with increasing the value of the Company's Common Stock and to foster adherence to, and promotion of, the Company's business mission, values, strategic goals and annual objectives.

   The Compensation Committee will meet at least annually to review salary increases for the current year and incentive payments to be made in connection with the previous year's performance. The Compensation Committee will consider an executive's scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company's business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company's long-term performance goals, the Compensation Committee will receive input from the Company's Chief Executive Officer and Chief Financial Officer.

   BASE SALARY AND BONUS The salary levels for executive officers are determined by such officer's level of job responsibility and experience, job performance and attainment of pre-established goals. Additional consideration is given to salaries for a comparable position within the industry and the Company's ability to pay. Bonus payouts to executive officers and other key employees of the Company are based on the attainment of corporate earnings goals.

   OPTIONS The Stock Option Committee believes strongly that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in stockholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees of the Company whose contributions and skills are important to the long-term success of the Company. Stock options to purchase Common Stock providing long-term incentives may be granted to executive officers with a maximum term of ten years.

   In April 1996 and July 1996, the Stock Option Committee granted 436,500 and 36,500 options, respectively, to purchase Common Stock to officers or key employees of the Company or its affliates. Such options were granted at an exercise prices of $10.00 per share, which price represents the fair market value of the Common Stock on the dates of grant. In addition, on the effective date of the Company's intital public offering in October 1996, the Stock Option Committee granted 100,000 options to purchase Common Stock at an exercise price of $30.00 per share to each of Messrs. Spielvogel and Cogan. Mr. Spielvogel will be granted an additional 100,000 options on April 17, 1997 at the then current market price.

   CHIEF EXECUTIVE OFFICER All aspects of Mr. Spielvogel's compensation were governed by his Employment Agreement, pursuant to which he was appointed Chairman and Chief Executive Officer in 1994. The Employment Agreement was approved based upon the consideration of the importance of hiring a chairman and chief executive officer with a business record who could provide the leadership necessary to improve the Company's competitiveness and profitability. The amount of Mr. Spielvogel's annual bonus was based on the Company's attainment of corporate earnings goals.

   POLICY REGARDING QUALIFYING COMPENSATION Section 162(m) of the Internal Revenue Code imposes a $1,000,000 ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the compensation is treated as performance related or is otherwise exempt from the provisions of Section 162(m). The Compensation Committee does not anticipate the compensation paid to any the Named Executive Officers to be affected by Section 162(m) in the near term and therefore expects that all such compensation will be fully deductible. Because of the current inapplicability of Section 162(m) to the compensation paid to the Named Executive Officers, the Compensation Committee has not yet made any policy decisions with respect to the Section 162(m) limit.

COMPENSATION COMMITTEE                          STOCK OPTION COMMITTEE

Marshall S. Cogan, Chairman                     Michael R. Eisenson, Chairman
Michael R. Eisenson                             John J. Hannan
John J. Hannan
Robert H. Nelson

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of March 7, 1997, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

                                                                         SHARES BENEFICIALLY
                                                                                OWNED
                                                                       ----------------------
BENEFICIAL OWNER                                                         NUMBER(1)    PERCENT
---------------------------------------------------------------------  -----------  ---------
Trace International Holdings, Inc. ...................................   3,531,156     21.1
 75 Park Avenue
 New York, New York 10152
Aeneas Venture Corporation ...........................................   2,843,656     17.0
 (an affiliate of Harvard Private Capital Group, Inc.)
 600 Atlantic Avenue
 Boston, Massachusetts 02210
AIF II, L.P. .........................................................   1,843,656     11.0
 c/o Apollo Advisors, L.P.
 Two Manhattanville Road
 Purchase, New York 10577
Carl Spielvogel (2) ..................................................     644,118      3.7
Arthur J. Rawl (3) ...................................................      34,000       *
George G. Lowrance (4) ...............................................      31,400       *
Robert W. Thompson (5) ...............................................       1,500       *
Marshall S. Cogan (6) ................................................   3,547,256     21.2
Michael R. Eisenson (7) ..............................................   2,843,656     17.0
John J. Hannan (8) ...................................................   1,843,656     11.0
Jules Kroll ..........................................................     104,474       *
Robert H. Nelson (9) .................................................      24,400       *
John M. Sallay (10) ..................................................   2,843,656     17.0
Richard Sinkfield ....................................................      10,400       *
Philip N. Smith, Jr. .................................................       5,000       *
All directors and executive officers, without duplication (12
persons)..............................................................   9,089,860     52.2

------------
*       Less than 1%.
(1) Pursuant to the regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(2) Includes 600,000 shares issuable upon exercise of options that are vested and exercisable within 60 days, after giving effect to the Consultant Agreement between Mr. Spielvogel and the Company, and 18,000 shares held by Mr. Spielvogel's wife. Mr. Spielvogel disclaims beneficial ownership of all shares owned by his wife.
(3) Represents the shares issuable upon exercise of options granted under the Company's stock option plan that are vested and exercisable within 60 days.
(4) Includes 20,400 shares issuable upon exercise of options granted under the Company's stock option plan that are vested and exercisable within 60 days and 10,000 shares held by Mr. Lowrance's wife. Mr. Lowrance disclaims beneficial ownership of all shares owned by his wife.
(5) Includes 1,400 shares issuable upon exercise of options granted under the Company's stock option plan that are vested and exercisable within 60 days.
(6) Includes 3,531,156 shares held by Trace International Holdings, Inc., of which Mr. Cogan is the principal stockholder, Chairman of the Board and Chief Executive Officer, and 1,000 shares held by Mr. Cogan's wife. Mr. Cogan disclaims beneficial ownership of all shares held by Trace International Holdings, Inc. or his wife.
(7) Represents the shares held by Aeneas Venture Corporation. Mr. Eisenson is the Managing Director, President and Chief Executive Officer of Harvard Private Capital Group, Inc., the investment advisor of Aeneas Venture Corporation. Mr. Eisenson disclaims beneficial ownership of all shares held by Aeneas Venture Corporation.
(8) Represents the shares held by AIF II, L.P. Mr. Hannan is a director of Apollo Capital Management, Inc., which is the general partner of Apollo Advisors, L.P., which is the managing general partner of AIF II, L.P. Mr. Hannan disclaims beneficial ownership of all shares held by AIF II, L.P.
(9) Includes 20,400 shares issuable upon exercise of options granted under the Company's stock option plan that are vested and exercisable within 60 days.
(10) Represents the shares held by Aeneas Venture Corporation. Mr. Sallay is a Managing Director of Harvard Private Capital Group, Inc., the investment advisor of Aeneas Venture Corporation. Mr. Sallay disclaims beneficial ownership of all shares held by Aeneas Venture Corporation.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Jules B. Kroll, a director of the Company, is Chairman of Kroll Associates, a corporate investigation and consulting firm which performs services for the Company from time to time.

   Richard Sinkfield, a director of the Company, is a member of the law firm of Rogers & Hardin, which represents the Company in connection with various business transactions.

   Pursuant to Stock Purchase Agreements, dated October 15, 1993 (as amended, the "Equity Facility"), among the Company and the investors named therein (the "Initial Stockholders"), the Initial Stockholders purchased an aggregate of 8,504,750 shares of Common Stock in multiple closings between 1993 and 1996 and were granted registration rights in respect of such shares. Such registration rights also apply to an additional 306,346 shares of Common Stock subsequently purchased by the Initial Stockholders and to 10,000 shares of Common Stock held by Richard Sinkfield, a director of the Company. Among the Initial Stockholders are Carl Spielvogel, former Chairman of the Board and Chief Executive Officer of the Company, Jules Kroll, a director of the Company, Trace International Holdings, Inc., Aeneas Venture Corporation and AIF II, L.P. In January 1997, Trace International Holdings, Inc. was also granted the right, subject to certain conditions, to have its shares of Common Stock registered in connection with a pledge of such shares to a lender. In addition, as of December 31, 1996, the Company owes Trace International Holdings, Inc. approximately $1.2 million, which was incurred for services provided.

   The Company is the tenant under a number of lease agreements with employees of the Company. All such leases are on terms no less favorable to the Company than would be obtained in arm's-length negotiations with unaffiliated third parties. In addition, the Company has entered into a Broker's Agreement with an entity controlled by Steven Knappenberger, President of the Company's Sun Automotive division, which provides for payment by the Company of brokerage fees for assistance in acquiring or opening automobile dealerships in Arizona, Colorado, New Mexico, Utah and certain counties in California.

   Immediately prior to the consummation of the initial public offering on October 28, 1996, the holders of minority interests (the "Minority Interests") in certain of the Company's subsidiaries, who are also senior officers of such subsidiaries, exchanged their Minority Interests for shares of Common Stock of the Company. Such shares are subject to registration rights. The consideration paid by the Company for the Minority Interest in the Company's DiFeo division also included (i) an option to purchase up to 50,000 shares of Common Stock at an exercise price of $30.00 per share, (ii) the settlement of certain advances made by the Company for the benefit of the holders of that Minority Interest for certain business acquisitions and for working capital for dealerships owned solely by the DiFeo division minority holders, and (iii) the minority interests owned by the Company in a group of dealerships in New Jersey. The following table sets forth certain information with respect to each division of the Company whose Minority Interest was exchanged:

                             SHARES OF COMMON
                  MINORITY    STOCK ISSUED IN
DIVISION          INTEREST   MINORITY EXCHANGE
--------------  ----------  -----------------
DiFeo
 Division......      30%          216,079
Landers Auto ..      20%          750,808
Atlanta
 Toyota........       5%          146,954

   On October 4, 1996, the Company granted to the three senior officers of Atlantic Auto Finance Corporation options to purchase an aggregate of 5% of the outstanding common stock of Atlantic Auto Finance Corporation at an aggregate exercise price of $500 per share, or $400,000 in the aggregate. Such options will be immediately exercisable in full and will terminate on the seventh anniversary of the date of grant. Upon the termination date (or upon the termination of an option holder's employment, with respect to such holder's options), the option holders will have the right to sell to the Company, and the Company will have the right to purchase from the option holders, the options (or any shares of common stock issued upon exercise thereof) at the then fair market value thereof, payable in cash or Common Stock of the Company at the option of the Company. In addition, the Company has granted such officers options to purchase common stock of Atlantic Auto Finance Corporation in such amounts as to enable them to retain their percentage ownership of Atlantic Auto Finance Corporation after the Company's contribution out of the proceeds of its initial public offering. Such options will vest and become exercisable in five equal annual installments beginning on October 28, 1997 at an exercise price increasing at a rate equal to $500 plus an amount equal to 10% per year, compounded annually from the date of grant, on $500.

                   RATIFICATION OF INDEPENDENT ACCOUNTANTS

   Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. as the independent accountants of the Company for Fiscal 1997. This firm has examined the accounts of the Company since 1992. If the stockholders do not ratify this appointment, the Board will consider other independent accountants. One or more members of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to questions.

VOTE REQUIRED

   The affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the ratification of the independent accountants.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS.

                         SHARE INVESTMENT PERFORMANCE

   The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on (i) October 23, 1996, the date of commencement of the Company's initial public offering and (ii) the close of the market on December 31, 1996 against the Standard & Poor's Index ("S&P 500") and an industry peer group consisting of the following companies: Cross-Continent Auto Retailers, Inc., Ugly Duckling Corporation and Republic Industries Inc.

        [THE TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF ELECTRONIC FILING.]



               COMPARISON OF 2-MONTH CUMULATIVE TOTAL RETURN*
               AMONG THE COMPANY, THE S&P 500 AND A PEER GROUP



                    December 31, 1996
                    -----------------
The Company              $ 86
S&P 500                   105
Peer Group                107

* $100 invested on 10/23/96 in stock or index--including reinvestment of dividends.

      FILINGS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes of ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on the Company's review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with during Fiscal 1996.

                STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 1997

   Any proposals intended to be presented to stockholders at the Company's 1997 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statements for such annual meeting by, December 15, 1997. Such proposals must also meet other requirements of the rules of the Commission relating to stockholders' proposals.

                                OTHER BUSINESS

   It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the ratification of accountants, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

   Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodian, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

   It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

                                          By Order of the Board of Directors


                                          /s/ Philip N. Smith, Jr.

                                          Philip N. Smith, Jr.
                                          March 18, 1997

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNITED AUTO GROUP, INC.

The undersigned hereby revokes all prior proxies and appoints Robert H. Nelson and Philip N. Smith, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock of United Auto Group, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday, April 17, 1997 at 9:30 a.m., at the Hotel Inter-Continental, 111 East 48th Street, Astor Room, New York, New York, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

                                        Date: ___________________, 1997.
                                        (Please sign exactly as your name
                                        appears hereon)

                                        --------------------------------
                                        (Signature of Stockholder)

                                        ---------------------------------
                                        (Signature of Stockholder)
                                        Note: Please sign your name
                                        exactly as it is shown at the
                                        left. When signing as attorney,
                                        executor, administrator, trustee,
                                        guardian or corporate officer,
                                        please give your full title as
                                        such. EACH joint owner is
                                        requested to sign.


PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE PAID ENVELOPE.          (Continued on reverse side)

                                                       Please mark
                                                      your votes as      [X]
                                                       indicated in
                                                       this example

1. To elect two Class I directors to serve until the 2000 annual meeting of stockholders or until their respective successors are duly elected and qualified;

 [] FOR all nominees listed below         [] WITHHOLD AUTHORITY
    (except as marked to the contrary)       (to vote for all nominees listed below)

 Marshall S. Cogan, John M. Sallay

 (Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below:)

----------------------------------------------------------------------------
2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ended December 31, 1997.

             FOR  [ ]          AGAINST  [ ]          ABSTAIN  [ ]

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF ACCOUNTANTS.